Exhibit 99.1

For Immediate Release April 22, 2010	For additional information, please contact Ted Ashby, CEO, or Mark Towe, CFO (336) 783-3900

Surrey Bancorp Reports First Quarter Net Income of $229,776

MOUNT AIRY, NC - Surrey Bancorp (the “Company”) (OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust (the “Bank”), today reported earnings for the first quarter of 2010.

For the quarter ended March 31, 2010, net income totaled $229,776 or $0.05 per fully diluted share, compared with $985,668 or $0.27 per fully diluted common share earned during the first quarter of 2009.

The decrease results from a 48.9 percent decline in noninterest income from $1,574,767 in the first quarter of 2009 to $804,760 in 2010. The 2009 noninterest income included tax-exempt life insurance proceeds of $1,000,000 recorded in Freedom Finance, LLC, the Bank’s sales finance subsidiary. When the tax-exempt life insurance proceeds are excluded from the 2009 first quarter results, net income increased from a loss of $14,332 in 2009 to a net income of $229,776 in 2010. This improvement in earnings primarily results from an increase in net interest income. Net interest income increased 24.7 percent from $1,723,673 in the first quarter of 2009 to $2,154,013 at the end of the first quarter of 2010. The improvement in the net interest margin is attributable to reduced deposit and borrowing cost. Gains on the sale of government guaranteed loans totaling $212,059 also contributed to the current quarter’s operating income.

The loan loss provision for the first quarter totaled $949,357 versus $754,716 in the first quarter of 2009. The higher provision was the result of an increase in impaired loans. Loan loss reserves were $5,437,608 or 2.98 percent of total loans as of March 31, 2010. Non-performing assets were 1.72 percent of total assets at March 31, 2010, compared to 0.29 percent on that date in 2009. At March 31, 2010, the allowance for loan loss reserves equals 90 percent of impaired and non-performing assets, net of government guarantees.

Noninterest expenses increased slightly in the first quarter of 2010 to $1,656,740 which represents a 1.69 percent increase from the $1,629,281 reported at the end of the first quarter of 2009.

Total assets as of March 31, 2010, were $219,135,114 as of March 31, 2010, an increase of 5.8 percent from $207,214,651 reported as of March 31, 2009. Total deposits were $176,020,871 at quarter-end 2010, a 6.4 percent increase from the $165,479,688 reported at the end of the first quarter of 2009. Net loans increased 2.0 percent to $176,870,907, compared to $173,403,182 as of March 31, 2009.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	March 31 2010	December 31 2009	March 31 2009
	(unaudited)		(unaudited)
Total assets	$219,135	$216,950	$207,215
Total loans	182,309	185,112	177,408
Investments	28,218	22,540	16,317
Deposits	176,021	173,975	165,480
Borrowed funds	12,831	12,950	12,700
Stockholders’ equity	28,637	28,425	27,389
Non-performing assets to total assets	1.72%	0.48%	0.29%
Loans past due more than 90 days to total loans	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	2.98%	2.52%	2.26%
Book value per common share	$7.49	$7.44	$7.13

CONSOLIDATED FINANCIAL HIGHLIGHTS (Dollars in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2010	2009
Interest income	$2,783	$2,648
Interest expense	629	924
Net interest income	2,154	1,724
Provision for loan losses	949	755
Net interest income after provision for loan losses	1,205	969
Noninterest income	805	1,574
Noninterest expense	1,657	1,629
Net income before taxes	353	914
Provision for income taxes	123	(72)
Net income	230	986
Preferred stock dividend declared	63	62
Net income available to common shareholders	$167	$924
Basic net income per share	$0.05	$0.29
Diluted net income per share	$0.05	$0.27
Return on average total assets *	0.43%	1.93%
Return on average total equity *	3.22%	14.96%
Yield on average interest earning assets	5.41%	5.54%
Cost of funds	1.37%	2.09%
Net yield on average interest earning assets	4.19%	3.60%
Overhead efficiency ratio	55.99%	49.40%
Net charge-offs/average loans	0.10%	0.07%

*	annualized for all periods presented